Exhibit 99.1

Dycom Industries, Inc. (NYSE: DY) Q1 2021 Results Conference Call May 19, 2020 9:00 AM ET

CORPORATE PARTICIPANTS

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.
Timothy R. Estes, Executive Vice President & Chief Operating Officer, Dycom Industries, Inc.
Ryan F. Urness, Vice President, General Counsel & Company Secretary, Dycom Industries, Inc.
H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

OTHER PARTICIPANTS

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.
Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.
Blake Hirschman, Analyst, Stephens, Inc.
Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.
Alex Rygiel, Analyst, B. Riley FBR, Inc.
Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC
Brent Thielman, Analyst, D. A. Davidson & Co.
Alan Mitrani, Analyst, Sylvan Lake Asset Management
Jon D. Lopez, Analyst, The Vertical Trading Group LLC

MANAGEMENT DISCUSSION SECTION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Dycom Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and I will give you instructions at that time. [Operator Instructions] And as a reminder, I’d like to let you know that the call is being recorded.

I would now like to turn the conference over to our host, President and Chief Executive Officer, Steven Nielsen. Please, go ahead, sir.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Thank you, Tammy. Good morning, everyone. I’d like to thank you for attending this conference call to review our first quarter fiscal 2021 results. Going to slide 2, during this call, we will be referring to a slide presentation, which can be found on our website’s investor center main page. Relevant slides will be identified by number throughout our presentation. Today, we have on the call, Drew DeFerrari, our Chief Financial Officer; and Ryan Urness, our General Counsel.

Now, I will turn the call over to Ryan Urness.

Ryan F. Urness, Vice President, General Counsel & Company Secretary, Dycom Industries, Inc.

Thank you, Steve. The statements made during this call may be forward-looking in nature and are provided pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include all comments reflecting our expectations, assumptions or beliefs about future events or performance that do not relate solely to historical periods.

Forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from our current projections, including those risks described in our Annual Report on Form 10-K filed March 2, 2020, and our other filings with the US Securities and Exchange Commission. We assume no obligation to update any forward-looking statements. Steve?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Thanks, Ryan. As we refer to our results, please note that organic revenue is a non-GAAP measure that excludes revenues from storm restoration services. In our comments today and in the accompanying slides, we reference this and other non-GAAP measures. We refer you to the quarterly report section of our website for a reconciliation of these non-GAAP measures to their corresponding GAAP measures.

To begin, I want to express my sincere hope that everyone listening to this call as well as their families are healthy and safe. We are living in truly unprecedented times for our country and our world. During my 21 years as Dycom CEO, I’ve never witnessed anything like the dislocation we are experiencing as a country. The impacts of 9/11, the dot-com crash and the Great Financial Recession pale in comparison to the speed and severity of the effects the COVID-19 pandemic is having on society and the nation’s economy.

Dycom first tangibly experienced the pandemics effects in our business during the week of March 15. Unlike calendar quarter reporting companies, almost half of our first quarter occurred after the pandemic became a reality. As Dycom came to grips with the pandemic, our people demonstrated real fortitude, as we made daily changes to the business. I could not be prouder of our employees.

Field technicians served our customers 24/7, helping grow network capacity and maintaining networks whose functioning has never been more necessary for daily life. They work safely and unstintingly. In addition, during the quarter, we transitioned over 2,000 employees to work from home arrangements, while maintaining our financial closing deadlines and reporting calendar. Together, we made the hard calls necessary to adjust our operating plan to the pandemic environment.

Now going to slide 4. For employees, keeping them safe was our first priority. We quickly adopted enhanced protection protocols and PPE guidelines for all employees and facilities. We instituted work from home policies and responded rapidly to the limited number of incidents we have experienced. With customers, we remained intensely focused on their businesses. We continued to serve as our customers provide critical infrastructure. We are generally considered an essential business provider under state and local pandemic mitigation orders and we experienced a limited impact on our operations from sporadic, geographically disparate and limited municipal issues.

Finally, we decisively and proactively adjusted our operating plans by reducing general and administrative expenses, including executive compensation and overall head count. We aggressively improved working capital efficiency through re-norming of vendor payment terms and improving DSOs and tightly managed capital expenditures. Altogether, we significantly enhanced our operational and financial flexibility this quarter.

Now moving to slide 5. For our view of the impacts of the pandemic on our industry. In the intermediate to longer term, we believe that prior investments by major industry participants to construct or upgrade wireline networks have enabled astounding increases and peak demands on telecommunications networks. These programs are likely to accelerate.

Not a surprise, our customers’ continued commitment to wireline and wireless network investments is evident in recent customer commentary. Social distancing measures have tangibly highlighted the cost of physical proximity and connections throughout the economy. High capacity, low latency networks are key to enabling safe, virtual connection throughout society, increasing the value of our customers’ networks and further creating additional possible new drivers for network investment.

In a pandemic world and a post-pandemic world, we believe social equity will demand that access to distance learning, telemedicine and other newly essential applications be unencumbered by rural geography or socioeconomic status.

In the near term, we believe macroeconomic uncertainty over the balance of this year may influence some customer plans. Customers are focused on the possible direct impacts of their businesses of increased consumer and enterprise demand resulting from work from home and shelter-in-place protocols, SMB dislocations due to business closures, a potential decline in new housing formation, overall consumer credit deterioration due to increased unemployment and reduced churn and new subscriber additions due to a reduced retail presence. In general, some disruptions may be expected within the overall municipal environment as the parties reengineer application and inspection processes and weigh needed jobsite access against increased social economic openness.

On balance, we expect the COVID pandemic will reinforce and eventually accelerate pre-pandemic industry trends, including deployment of fiber deeper into existing telecommunications networks, significant investment in converged wireless wireline networks and increased wireless capacity and capability through the rollout of 5G technologies. In sum, we believe the pandemic highlights that telecommunication networks are crucial infrastructure for our country and key to its future success. At the same time we are mindful of the potential near-term impacts on the nation’s economy and our customers’ businesses as well as potential impediments to job site access that may result from the pandemic.

Now going to slide 6. Revenue was $814.3 million, a decrease of 2.3%. Organic revenue, excluding storm restoration services of $4.7 million in the year ago quarter decreased 1.8%. As we deployed 1 gigabit wireline networks, wireless/wireline converged networks and wireless networks, this quarter reflected an increase in demand from two of our top five customers.

Gross margins were 16.5% of revenue, reflecting improved performance relative to our expectations, and general and administrative expenses were 8.1%. All of these factors produced adjusted EBITDA of $69.9 million or 8.6% of revenue and adjusted diluted earnings per share of $0.36 compared to $0.53 in the year ago quarter. Liquidity was ample as cash and availability under our credit facility was $390.1 million, an increase of $52.8 million during the quarter. Of note, net debt declined by $86.9 million during the quarter and over the last two quarters by over $263 million.

Now moving to slide 7. During the quarter, we exceeded our revenue expectations with increased demand from two of our top five customers. Organic revenue decreased 1.8%. Our top five customers combined produced 78.5% of revenue, decreasing 3.9% organically, while all other customers increased 7% organically. Verizon was our largest customer at 21.6% of total revenue or $176.1 million. AT&T was our second largest customer at 18.9% of revenue or $154 million. Revenue from CenturyLink was $148.8 million or 18.3% of revenue. CenturyLink was Dycom’s third largest customer and grew 40.8% organically. Comcast was our fourth largest customer at $118 million or 14.5% of revenue. And finally, revenue from Windstream was $42.2 million or 5.2% of revenue. Windstream was our fifth largest customer and grew 26.1% organically.

Of note, this is the fifth consecutive quarter where all of our other customers in aggregate excluding the top five customers, have grown organically. Over the last several years, we believe we have meaningfully increased the long-term value of our maintenance and operations business, a trend which we believe will parallel our deployment of 1 gigabit wireline direct and wireless/wireline converged networks as those deployments dramatically increase the amount of outside plant network that must be extended and maintained.

Now moving to slide 8. Backlog at the end of the first quarter was $6.442 billion versus $7.314 billion at the end of the January 2020 quarter, a decrease of over $872 million. Of this backlog, approximately $2.512 billion is expected to be completed in the next 12 months. The decline in backlog during the quarter reflected in part at customers’ reprioritization of the components of a large program.

For CenturyLink, we received engineering services agreements in Oregon, Montana, Arizona, New Jersey, Pennsylvania, Virginia and North Carolina. From AT&T, a construction services agreement in Alabama; for Verizon, engineering and construction services agreements in various locations; from Charter, construction and maintenance services agreements for California, Texas, North Carolina and Florida; a locating services agreement for Portland General Electric in Oregon; and rural fiber services agreements in Oklahoma, Wisconsin, Arkansas and Tennessee. Headcount decreased during the quarter to 14,292, reflecting adjustments we made to our operating plan.

Now I will turn the call over to Drew for his financial review and outlook.

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Thanks, Steve, and good morning everyone. Going to slide 9, contract revenues for Q1 2021 were $814.3 million, which was above the high end of our expectations despite a challenging economic backdrop. Organic revenue declined 1.8%, but we had solid growth from two of our top five customers.

Adjusted EBITDA was $69.9 million or 8.6% of revenue. Gross margins were at 16.5% and were approximately 80 basis points above the high end of our expectations for the quarter from improved operating performance at higher revenue levels.

Adjusted G&A expense decreased 18 basis points compared to Q1 2020. During the quarter, we took actions to reduce administrative costs, responsive to the current economic conditions. Additionally, there was a reduction of performance based compensation compared to Q1 2020.

Non-GAAP adjusted income per share in Q1 2021 was $0.36 per share. Excluded from this non-GAAP result was the impact of a goodwill impairment charge of $53.3 million for a reporting unit that provides installation services inside third-party premises. In response to the impact of COVID-19, certain customers have modified their protocols to increase the self-installation of customer premise equipment by their subscribers. This reporting unit generated less than 4% of annual revenue and did not incur losses in fiscal 2020.

Now going to slide 10. Our balance sheet and financial position remains solid. Since Q3 of 2020, we have reduced net debt by $263.3 million. In Q1 of 2021, net debt was reduced by $86.9 million from solid free cash flow and by purchasing $167 million of principal amount of our convertible senior notes at a discount for $147 million. We ended the quarter with $643.9 million of cash and equivalents and $675 million of outstanding borrowings on our revolving line of credit.

These borrowings were made in March and deposited as cash balances on hand as a protective measure to preserve financial flexibility in light of general economic and financial market uncertainty resulting from the COVID-19 outbreak. As of the end of Q1 2021, we also had $438.8 million of term loans outstanding and $293 million principal amount of convertible senior notes outstanding.

In May 2020, we announced a tender offer to purchase any and all of the 293 million of convertible senior notes outstanding. We expect to use cash on hand to fund the purchases. Cash flow from operations were robust at $85.2 million during Q1. We made solid progress invoicing and collecting balances during the quarter, and the combined DSOs of accounts receivable and net contract assets sequentially improved by 5 days from Q4 2020 and to 125 days at the end of Q1.

Capital expenditures were $18.3 million during Q1, net of disposal proceeds and gross CapEx was $20.7 million. For fiscal 2021, we anticipate capital expenditures net of disposal proceeds to range from $60 million to $70 million, a reduction of $60 million from our prior outlook. As of Q1 2021, our liquidity was ample at $390.1 million. In summary, we continue to maintain a strong balance sheet and ample liquidity.

Going to slide 11. To-date during the COVID-19 pandemic, our services have generally been considered to be essential in nature and have not been materially interrupted. The company is closely monitoring the impact of the pandemic on all aspects of our business. We’ve taken proactive measures to maintain business continuity, manage costs and preserve the solid financial position of our company.

We’re encouraged by the Q1 performance since the onset of the pandemic. At the current time, we are seeing stable overall demand for our services as we look ahead to Q2 2021, and we anticipate non-GAAP adjusted EBITDA percentage of revenue, which is broadly consistent with the Q2 2021 outlook we provided in February 2020.

However, given the difficulty to project our revenues and results of operations during this period of greater economic uncertainty, we are not providing detailed financial guidance for Q2 2021 or subsequent quarters at this time. The ultimate impact of our future operating results, cash flows and financial condition is likely to be determined by factors, which are uncertain, unpredictable and outside of our control.

Now, I will turn the call back to Steve.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Thanks, Drew. Moving to slide 12. Within a challenged economy, we experienced firm end market activity and capitalized on our significant strengths. First and foremost, we maintained strong customer presence throughout our markets; second, our extensive market presence has allowed us to be at the forefront of evolving industry opportunities.

Fiber deployments enabling new wireless technologies are underway in many regions of the country. Wireless construction activity in support of expanded coverage and capacity continue to grow through the deployment of enhanced macro cells and new small cells. In fact, we have recently completed or begun work associated with several thousand 5G small cell sites across 13 states.

Telephone companies are deploying fiber-to-the-home to enable 1 gigabit high-speed connections. Cable operators are deploying fiber to small and medium businesses and enterprises. A portion of these deployments are in anticipation of the customer sales process. Fiber deep deployments to expand capacity are underway.

Dramatically increased speeds to consumers are being provisioned and consumer data usage is growing dramatically. Customers are consolidating supply chains, creating opportunities for market share growth and increasing the long-term value of our maintenance and operations business. In addition, we are increasingly providing integrated planning, engineering and design, procurement and construction and maintenance services for wired and converged wireless/wireline networks.

As our nation and industry contend with the COVID-19 pandemic, we remain encouraged that our major customers are committed to multiyear capital spending initiatives, that we are confident in our strategies, the prospects for our company, the capabilities of our dedicated employees and the experience of our management team as we navigate challenging times.

Now, Tammy, we will open the call for questions.

QUESTION AND ANSWER SECTION

Operator

[Operator Instructions] And we do have a question coming from the line of Sean Eastman with KeyBanc. Please go ahead.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Hi, gentlemen. Thanks for taking my questions. I hope everybody’s well on your end. I just wanted to start on the decision not to provide guidance. Overall, I understand the uncertainty, but it just seems like disruption is pretty limited here near-term and demand trends are stable. So I’m just trying to get a little more color on where the big unknown is and what visibility is like around order flow near term?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So Sean, look, we had a good quarter. The trends are stable into May. We’re confident in the business to-date, but we have all of our major customers who are not providing guidance to their investors. And we just weren’t comfortable or presumptuous to get in front of that approach from the customers. Clearly, there’s always different approaches to providing guidance in uncertain times. But first and foremost is your current period performance and that was good.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Got it. All right. So really nice improvement on the cash generation last two quarters here. Just wondering if you could help us with expectations around conversion of free cash flow from EBITDA this year, maybe relative to Dycom’s normalized trend or whether there’s some moving parts we should be considering as we move through the rest of the fiscal year here.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, clearly, we had DSOs come in. We re-normed a number of our vendor relationships to get more in line with what I call industry benchmarks. We continue to work hard to tighten our collections process, manage CapEx and manage working capital more broadly.

And so, we were pleased with the reduction in net debt, we were pleased with the reduction in leverage, and we expect those to continue once again, given the uncertainties of the environment that we’re operating in.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Got it. And I’m going to sneak one last one in. So the CapEx flex down is pretty notable. I’m just curious whether that should be an indication to us on where revenue is trending just in terms of capital intensity and whether a component of that CapEx is sort of being deferred into fiscal 2022. Just how to think about that?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So we have always had an aggressive replacement cycle, where depending on the residual value of the equipment, we can sell it earlier than most people do in the industry because we’ve seen good returns. In a way, it’s to arbitrage the discounts we get when we buy equipment new to what it’s worth in the aftermarket.

And typically, in periods of uncertainty, we’re able to extend the useful lives of the equipment with a modest, if any, increase on our maintenance costs. And once again, in periods of uncertainty, we’re just managing the cash. Clearly, we had good revenue performance in this quarter. And we don’t see any impediments based on our capital plan to continuing to grow the business when it makes sense.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Got it. I appreciate the time. Thanks.

Operator

And our next question comes from the line of Noelle Dilts with Stifel. Please go ahead.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Hi, guys. Good morning.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning, Noelle.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Thanks. So for my first question, I was hoping you could give us a little bit more detail on the large customer program that you’ve discussed in the past. You’ve talked about moving from Phase I, which has been a little bit more challenged into Phase II. Curious if the timing there that you’ve kind of previously communicated has changed at all? And you also mentioned a reprioritization of that large customer program, maybe if you could clarify a little bit what that means, that would be helpful?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, Noelle, we really don’t have anything to add to what we talked about in February in terms of our expectation around moving through the initial portions of that large customer program, so nothing real noteworthy there.

In terms of the reprioritization of a large customer program, it was for a portion of the work that the customer reprioritized and so when we evaluated the realizability of the backlog, it’s more uncertain and so we reduced that. It’s not of concern to us.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Okay, thank you. That’s helpful. And then just in terms of your employee count and your head count, could you talk about how much of the reduction was permanent versus temporary? How you’re thinking about ramping the workforce back up when the work comes back, any thoughts there on kind of how to manage through these changes?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Sure. So if you look at the head count reduction of, call it, just north of 900 employees sequentially, about a third of those were non-revenue producing positions. We’ve had a number of efficiency initiatives underway. We took a hard look given the uncertainty of what we needed on the G&A side and other non-revenue producing positions and we made some hard calls. And so we were able to reduce those folks in a period of uncertainty.

On the revenue-producing side, so roughly the other two-thirds, a good portion of those relate to what I’ll call our short-cycle businesses, where they’re almost exclusively performed in-house and where seasonally, we typically have lots of trainees at this - during this quarter. And when we looked at the activity of those short-cycle businesses being depressed, we released a number of folks that were in training. The work appears to have bottomed in those short-cycle businesses towards the end of April. We’ll bring them back as we need them. But we made the adjustment because we didn’t have the business at the time that they were in training.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Thanks. That makes sense.

Operator

Thank you. And our next question comes from the line of Alex Rygiel with B. Riley. Please go ahead.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Good morning, Steve.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning, Alex.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Steve, your backlog was down due to a customer reprioritizing a large program. Is this the in-house customer premise work shift?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

No. It was really, as I just said on the answer to Noelle, it was really just a shifting in priorities. And so when we looked at the realizability of the backlog, we took a - we made an adjustment. Doesn’t mean the work’s been canceled, just means from a backlog perspective, we needed to be more conservative given the reprioritization.

Alex Rygiel, Analyst, B. Riley FBR, Inc.
And can you quantify the negative impact in revenue and EBITDA from COVID in the first quarter?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So I think the impacts were generally limited to the short-cycle business, and it was pretty insignificant.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

And how is your activity in May compared to April?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Again, as I told Noelle, in those - and we don’t have a lot of business that’s short cycle, but in those short-cycle businesses, it appears that activity bottomed kind of somewhere in the weeks of April 18 to April 25, and it’s up slightly coming into May.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Thank you.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

And the rest of the business was unaffected in any significant way.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Thank you.

Operator

Thank you. Our next question comes from the line of Brent Thielman with D.A. Davidson. Please go ahead.

Brent Thielman, Analyst, D. A. Davidson & Co.

Hey, Steve, I know you guys aren’t providing a sales outlook. I know there’s a lot of factors in play there, but it does look like you guys feel pretty good that you’re stabilizing the margins with this quarter and sort of the commentary around the second quarter. Is that fair?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. I think if you look back at the guidance we provided in February as a whole, we feel for the July quarter, we’re comfortable with that, but we’re not providing any detailed guidance given the factors we’ve talked about with earlier questions.

Brent Thielman, Analyst, D. A. Davidson & Co.

Okay. And I guess, bigger picture, I mean, a lot of excitement here this year Sprint/T-Mobile kind of merge Dish enters the foray. Can you talk about, are discussions progressing with any of those customers? Do you expect those to become customers or bigger customers for you? Maybe anything that’s happening behind the scenes that might give us some flavor what’s ramping up here?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, look, we’re clearly aware of the programs. We’re having some discussions, I would say, just generally in wireless. It represented about 10.5% of this quarter’s revenue. So kind of on a run rate basis approaching $350 million in revenue. We had good growth with AT&T. And so I think we feel good about our opportunities there. I think it’s taking some time to develop. There’s been some industry commentary about that, but we’re still confident overall in the wireless business.

Brent Thielman, Analyst, D. A. Davidson & Co.

Okay. Maybe one quick one, too. Just on the progress on cash flow and DSOs. I know you guys have been kind of targeting this 90s level. Do you think you can get there this year versus maybe having to wait into F 2021, which I think we talked about last quarter?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

I think we continue to make progress whether we get there this fiscal year or not, we’ll be moving in the right direction.

Brent Thielman, Analyst, D. A. Davidson & Co.

Okay. That’s great. Thank you, guys.

Operator

Thank you. And our next question comes from the line of Jennifer Fritzsche with Wells Fargo. Please go ahead.

Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Great. Thank you for taking the questions. Two, if I may. Just this morning, CenturyLink, which I think, saw the most growth of any of your customers announced an initiative to put out an additional 400,000 homes with gigabit speeds. I guess, maybe I’ll ask, does that surprise you? Do you expect them to continue to lean in here and be offensive in their fiber push?
And then secondly on cable, I noticed you had a new contract from Charter. Charter has not appeared in your top five customer list. Is that something we could expect to see them come in a more offensive and aggressive way? Thank you.
Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So with respect to CenturyLink, Jennifer, we’ve been actively participating with them in their fiber-to-the-home initiative now for probably going back to 2015, 2016. We weren’t surprised in the list of markets that were identified. We are encouraged that they feel good about the program and believe that it’s successful. And so we’re happy with the progress we made with them. As you identified, we grew kind of 40% plus organically year-over year. And then with respect to Charter, those are not new contracts. Those are contracts we have in place and have active work under.
I think in general, what I would say about cable, is clearly, they had a great subscriber addition quarter. The work from home and the amount of video conferencing and other bandwidth intensive applications that have been exposed or increased by the pandemic, I think that’s over time going to be supportive of continued expansion of capacity in cable networks and all networks in general.
Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Steve, if I may, can I just add on to that last point on cable. From what I’ve read, it seems like the uplink is really being challenged here for the Zoom and Microsoft Teams, et cetera. Is that something that can be helped through a more fiber deep architecture from cable?
Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Sure. So there’s a number of ways that cable can provision more upstream bandwidth, but the most basic is to reduce the number of subscribers that connect to an individual fiber at a node location and ergo, pushing fiber deeper certainly helps with that. On a shorter-term basis, there can certainly be node splitting activities that I think one of our customers has talked about, and of which we’ve been very active in supporting those efforts.
Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Thank you.

Operator

Thank you. [Operator Instructions] And we do have a question from the line of Blake Hirschman with Stephens. Please go ahead.

Blake Hirschman, Analyst, Stephens, Inc.

Yeah. Good morning, guys.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning, Blake.

Blake Hirschman, Analyst, Stephens, Inc.

Steve, it sounds like the short-cycle pieces are really what saw any kind of impact. Can you kind of frame up what percentage of the overall mix would fall under that short-cycle definition?
Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, let’s have Drew give the split between cable, telco and locating, and I think we can frame our answer that way.

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah.

Blake Hirschman, Analyst, Stephens, Inc.

Okay. Great.

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Good morning, Blake. So telco was at 72.1%, cable was 17.1%, facility locating was at 6.5% and electrical and other was at 4.3%.
Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, Blake, typically, the short-cycle businesses that we’re referring to are really around the locating and the cable installation business and as you can tell, between our disclosures, they’re less than 10%. That doesn’t mean they stopped, they just had slower activity, so a minor impact.
Blake Hirschman, Analyst, Stephens, Inc.

Okay. Got it. Great. And then on AP, it looks like your days payable went up a bit. That’s obviously not a bad thing at all. Just trying to get a sense for how much of that might be more kind of timing versus sustainable kind of as we look forward?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Go ahead, Drew.

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah. As Steve mentioned, Blake, just around the payables, we looked at vendors and re-normed where the payment terms are on those, more in line with what Steve referred to as industry standard. So that’s something that we’ve spent time on during the quarter and we’ll continue to look at that.

Blake Hirschman, Analyst, Stephens, Inc.

Got it. That sounds great. I’ll hop back in queue. Thanks.

Operator

Thank you. And our next question comes from the line of Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani, Analyst, Sylvan Lake Asset Management

Hi. Thank you. Just a couple of quick ones. Steve, can you talk about how work from home for, I’m assuming a lot of your employees did work from home this past quarter, but how technology and work from home is going to change the business over the next year or two? Or maybe just talk about some of the software packages you’ve put in? Or is it not? And this is just going to be a standard normal outdoor business the same way it’s always been for 20 years?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So I think, Alan, as we said in our comments, we moved over 2000 people, I think it was actually north of 2,400 people to working off-site or work from home. We’re going to be very thoughtful and not in a hurry to come back on-site because we found good productivity. We think generally, employees like it, and we think it’s been good for the business.

So clearly, the investments we made around moving applications to the cloud, making sure that we were ready with sufficient capacity, to move folks off-site, I think, was good investments over the last several years. We suspect that we’re not the only company thinking that way. And so we think there are going to be more demands on residential networks where actually what’s traditionally been in facility or in-office activity goes to the edge of the network on the residential side. So we think that’s good.

I think the other trend that I think is just emerging and probably will accelerate over time is all numbers of industries thinking about how they deal with social distancing and using 5G networks everything from warehousing to logistics to manufacturing. I just think there’s going to be substantial new applications develop that take advantage of 5G technology and fiber deeper into the networks.

And I like the comment one of our customers made that even in this period of slow time, people will pay their phone bills, their cellular or wireless bills when they’re skipping rent payments and mortgages, right? So it says how important the networks that we work on are to the country.

Alan Mitrani, Analyst, Sylvan Lake Asset Management

Great. Thank you. And then can you talk about the competitive dynamic as it relates to 5G? We haven’t really seen them, I mean there’s no 5G handsets, so nobody is really doing anything with 5G. Do you think the work from home dynamic, the fact that everybody needs cable or connectivity will push people to invest even faster maybe through an infrastructure bill if it comes through? Or do you think that the delay in handsets that might come out from a 5G or people buying anything might delay any sort of consumer application for it? Because I’m just wondering why some of your customers might not - either might accelerate or decide to pull off the gas in terms of spending CapEx for the next year or so.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. I mean, certainly, on the capacity side, right, they’ve all highlighted that they’re investing to create capacity. I think in terms of 5G, Alan, there’s lots of preparatory work that has to be done that’s well underway. We’re working on thousands of sites across 13 states.

So we think it’s real. I think if anything, particularly on the industrial side and on the residential side, that all of the changes in the economy only will reinforce the trends around deployment. I think the other thing that we highlighted in our comments is I think when you look at work from home, telemedicine, distance learning, all of the things that we’ve rolled out rapidly as a country to contend with the pandemic, access is absolutely crucial to all those applications. And so we’re hopeful that that’s reflected in future infrastructure bills. Certainly, we’ve done lots of rural telecom deployments over a long period of time, but we did lots coming out of the last recession that were funded in part by federal dollars. And I think that’s something we’re paying close attention to.

Alan Mitrani, Analyst, Sylvan Lake Asset Management

Okay. And then lastly, if I can, the sequential drop in backlog, it’s your biggest in a long time. Is there something that you pulled out of backlog or is it just people didn’t release some of the work? Can you just remind us or what you think in terms of what that reflects?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, Alan, as we said earlier, roughly a third of the decline was this revaluation of this reprioritization of the backlog, wasn’t canceled, but it was reprioritized. And so on a probability basis, we just marked that down. The rest of the business had normal burn. And in fact, subsequent to the end of the quarter, we had a pretty substantial renewal in our small cell business with a key customer. We’ve renewed some other business, and so we are not concerned about that trend.

Alan Mitrani, Analyst, Sylvan Lake Asset Management

Thank you.

Operator

Thank you. And our next question comes from the line of Adam Thalhimer with Thompson Davis. Please go ahead.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Hey, good morning, Steve.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Hey, good morning, Adam.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Just curious, what’s the impact of, I guess, the virus on kind of short-term trends from the standpoint of - I mean, is there almost a fair amount of emergency work as customers struggle to keep up?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. Look, I wouldn’t call it emergency work. I think our customers’ networks are performing well. A number of them have provided lots of disclosure about the rapid growth. I think what I would say is, it’s as if a year or a year and a half’s worth of normal network growth got accelerated into a two-week period or a three-week period. And so I think the networks have done well. That being said, we’ve had a fair amount of activity in different geographies across the country to create some capacity to backfill that acceleration of the growth.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Doesn’t that make you - it’s kind of make you feel more confident about, yes, your customers, they’re economically sensitive and they can cut CapEx if they get nervous about the economy or if their cash flow gets impacted? But I got to think that the importance of networks in this time kind of insulates you a little bit.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. I think as always and we said this in our comments, right, we view is what we work on, these networks that our customers provide as essential in the fullest sense for the country. And I think that’s been more evident over the last two months than maybe it has been in several years, right? So I think this is - it’s absolutely crucial. I think they will continue to invest. You just have to be aware that in the economy that’s had some short-term challenges that there may be some effects on their behavior. But intermediate, long-term, I think this makes all of the drivers of our business ever - clearer and stronger.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. Can you talk about the decision to pull in the converts now and then how that impacts quarterly D&A and interest expense going forward?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

All right. Drew, why don’t you take the D&A and interest expense?

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah. So just on the interest side of it, Adam, the converts, there’s two elements to it. One of those we add back, which is a non-cash amortization and then there’s the coupon, which is at 0.75% and where the senior credit facility is now and where LIBOR is at a low rate, it’s certainly attractive debt currently, and there’s capacity within the facility to repurchase those notes. And so we anticipate using cash on hand to do that.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. I think in terms of - I mean, the way we think about the repurchase at the tender offer is that investors have other opportunities in the marketplace to invest capital that may be more attractive than holding this convert to maturity and to the extent that we could provide liquidity for them at the right return for us. It just was a proactive way to manage the capital structure.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. I guess I was hoping Drew would make it easy for us and give us some targets for Q2 on D&A and interest expense.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, we’ll see how many of the notes come in, and then we’ll consider helping folks out when that’s done.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Understood. Thank you.

Operator

Thank you. Our next question comes from the line of Jon Lopez with Vertical Group. Please go ahead.

Jon D. Lopez, Analyst, The Vertical Trading Group LLC

Hey, guys. Thanks so much.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning, Jon.

Jon D. Lopez, Analyst, The Vertical Trading Group LLC

Good morning. I just want a couple - sorry, I have a couple just quick ones on the backlog stuff, just to clarify to make sure I’m clear on the moving pieces. So, the first thing, was there anything explicit or specific related to just lower on-time installation activity. Is that a specific contributor here in any way?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, Jon, I’m not sure I followed the question. I mean, we certainly had less in-home activity. That was not a primary driver of the change in the backlog, but certainly, as all of our - most of our customers have identified, their customers are not particularly comfortable understandably with having folks come into their homes. And so there’s been an impact on that business.

Jon D. Lopez, Analyst, The Vertical Trading Group LLC

Okay. Understood. But in that context, if I just look, and I don’t know whether your comment was quarter-to quarter or year-to-year, but you have kind of $870 million down from prior quarter. Just to be clear, you’re saying that there wasn’t a specific portion of that where in-home just gets removed?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

No, because we continue to have some levels of activity, it’s at reduced levels, a third or a little better of that was this reprioritization dynamic, which is not of concern to us. The rest of it was ordinary course. And we’ve talked about this, Jon, before. Our backlog is an estimate using a number of methodologies that are consistent over a long period of time. It correlates over the intermediate and long-term with revenue. But in quarter-to-quarter, it’s not all that meaningful. I mean, had we gotten the renewal in three days earlier than we did, it would have been a different number on the - based on the small cell activity.

Jon D. Lopez, Analyst, The Vertical Trading Group LLC

No, that’s understood. Yeah, that’s understood. Thank you. The second, just to come back to that - to the re-measurement part. I think what I hear you saying here is that activity likely resurfaces and I know you don’t want to put a timeframe on it, but I mean, is it fair to say that that likely re-becomes backlog for lack of a better term and like calendar 2021 or at some point?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, it hasn’t been cancelled. It was reprioritized, and it was reprioritized with enough uncertainty that we just didn’t feel comfortable not making some adjustment to the backlog. But it was not a material driver to the overall company. It’s just something that we had to do in the ordinary course, based on new information.

Jon D. Lopez, Analyst, The Vertical Trading Group LLC

Got you. Sorry, the last part on this. It sounds as though any of these changes, they don’t really seem like they’re having much of an impact on your view of what working capital improvement can look like as we get to the back half of the calendar year. Is that a fair assessment? And, I guess, maybe my question and I’d spit off that is maybe like why? If you’re having this remeasurement now, like, why would that have no impact on your cash flow capabilities in the back half of the year?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, Jon, I’m not sure I followed. With respect to the backlog, it’s an estimate, it’s different than our view in terms of working capital. I mean, the working capital is going to be a function of the revenue levels, the EBITDA margin, and then the way we manage accounts receivable and payables. And we think that we will continue to de-lever the business through the balance of the year based on those factors.

Jon D. Lopez, Analyst, The Vertical Trading Group LLC

Right. Okay. No, that’s helpful. I guess, what I was just kind of driving at, it doesn’t seem like this change in backlog is really driving much of a change in your view of the business over the intermediate term. Maybe I could just simplify it that way.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

I think that’s exactly correct. That is correct.

Jon D. Lopez, Analyst, The Vertical Trading Group LLC

Okay. All right. Great. Very good. Sorry, one last question here. And you’ve talked around this a little bit in response to other questions. But this is kind of the fifth or sixth quarter of year-on-year decline at one of your key cable customers. I guess, I’m just wondering - and again, you talked to this a little bit, but is that a vertical that you would expect to invert from kind of tailwind to headwind as we look out over the next 18, 24 months?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, look, I think we’ve talked about this before, we were encouraged that Comcast grew sequentially. We’ve talked about and they’ve talked about their increasing deployment of fiber deeper into their networks. I think there was some focus on dealing with near-term capacity.

But they are clearly committed to pushing fiber deeper into the network, and we were encouraged that sequentially the revenue went up as opposed to the declining trend that it had been on. So I think, in general, we were pleased with where that business was.

Jon D. Lopez, Analyst, The Vertical Trading Group LLC

Very good. Thanks for all the help. Sorry for the tortured questions.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Not a problem.

Operator
Thank you. And our next question comes from the line of Neil Miller, a private investor. Please go ahead.
Neil Miller

Hey, Steve. Hi.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Hey, Neil.

Neil Miller
In your opening comments, you referenced latency. And I’m kind of wondering whether that was a small micro cell commentary or a node splitting or a 5G overlay or just kind of help with why the emphasis on latency?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, I think, Neil, latency standards are key to the 5G standard. And I think latency, if you think about it, is crucial to all of these deployments around whether it’s video conferencing or industrial applications, I mean, the return cycle of the signal in the network is really important and becoming even more important, as we think about autonomous vehicles and other future applications that need the network, they need a network that has a quick response time.

Neil Miller

Great. Thanks.

Operator

Jennifer Fritzsche, please go ahead, with Wells Fargo.

Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Hi, Steve. Just one more question. Depending on what you believe coming from Washington, it doesn’t seem debatable that if there is a fourth stimulus, broadband is going to be a part of it. I know you saw some benefit in the last stimulus, which I believe was 2009. I mean any thoughts there? I’m not asking you to predict what’s going on in Washington, but just would love your thoughts.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Sure. So as you mentioned, Jennifer, in the 2009 stimulus, there was roughly $7 billion that was allocated to broadband, rural broadband deployments. And between the Dycom business at the time, as well as the businesses that we acquired from others subsequent, if you put those two together we did just short of $600 million of that stimulus work. So kind of an interesting number. Almost 10% of what was in the bill eventually wound up as revenue to us.

And so clearly, as we said in our comments, if you think about distance learning and telemedicine and all the things that have become essential, I think it’s a reasonable area to look towards as future investment in a stimulus, there’s already the rural digital opportunities fund, which is underway. But I think, clearly, with the magnitude of the federal expenditures, in the first stimulus bills, my guess is it would be bigger if it were involved than it was 10, 12 years ago, and I think that would be a good opportunity for us, no guarantees, but we have a broad rural presence across the country.

Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Thank you.

Operator

And we have a follow-up question with Alex Rygiel with B. Riley. Please go ahead.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Steve, how did your subcontractor workforce head count change in the quarter? And can you also help us understand the cadence of completion of a large project for a particular customer?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, Alex, this is always a backend loaded quarter seasonally and so April was a good month. And so our usage of subcontractors certainly increased month-to-month throughout the quarter. And we had plenty of availability there. So we feel good about that. And that, as we said earlier, I think we’re in the same place where we were three months ago in terms of our progress in working through that large customer program in the initial phase.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Thank you.

Operator

And Mr. Nielsen, there are no questions in the queue. [Operator Instructions].

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Okay, Tammy. Thanks everybody for attending this call. We look forward to speaking to you again on our next earnings call the end of August. I hope everybody stays healthy and safe. Thank you.

Operator

That’s conference for today. Thank you for your participation you may now disconnect.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Okay.